COLUMBIA ETF TRUST II

AMENDMENT NO. 4 TO THE

THIRD AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

WHEREAS, Section 1 of Article IX of the Third Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) of Columbia ETF Trust II (the “Trust”), dated October 19, 2016, as amended from time to time, authorizes the Trustees of the Trust to amend the Declaration of Trust at any time by an instrument in writing signed by not less than a majority of the Trustees and, to the extent required by the Declaration of Trust, the Investment Company Act of 1940, as amended, or the requirements of any securities exchange on which shares of the Trust are listed for trading, by approval of such amendment by Shareholders; and

NOW, THEREFORE, The undersigned, being at least a majority of the Trustees of the Trust, do hereby certify that we have authorized the amendment to said Declaration of Trust as set forth below, effective October 9, 2020:

1. The Declaration of Trust is hereby amended by adding the following article at the end of the Declaration of Trust:

Article XI

Supplemental Governance Provisions

Notwithstanding any provision to the contrary in this Declaration of Trust or in the Bylaws,

(a)

Through December 31, 2021, unless this Declaration of Trust or applicable law requires a higher percentage vote, the affirmative vote of at least 66 2/3% of the Trustees then in office shall be required for appointment or removal of the chair or any co-chair of any committee of the Trustees;

(b)

Through December 1, 2022, unless this Declaration of Trust or applicable law requires a higher percentage vote, the affirmative vote of at least 66 2/3% of the Trustees then in office shall be required for:

(1)	Creation or elimination of any committee of the Trustees;

(2)	Adoption, rescission or any material modification of the charter of any committee of the Trustees; or

(3)	Appointment or removal of any member of any committee of the Trustees.

(c)

Provided that both Catherine James Paglia and Douglas A. Hacker are then Trustees, from January 1, 2021 through December 31, 2022, Catherine James Paglia and Douglas A. Hacker shall serve as the two co-chairs of the Trustees, provided that, (A) if at any time Hacker shall cease to serve as co-chair, his successor as co-chair shall be designated by vote of a majority of the Trustees then in office who were serving as trustees of Columbia Funds Variable Insurance Trust on August 1, 2020, and (B) if at any time Paglia shall cease to serve as co-chair, her successor as co-chair shall be designated by vote of a majority of the Trustees then in office who were serving as Trustees of Columbia Funds Series Trust on August 1, 2020; and

(d)

Unless this Declaration of Trust or applicable law requires a higher percentage, the provisions of this Article XI may be amended only by the affirmative vote of at least 66 2/3% of the Trustees then in office.

2. Section 1 of Article IV is hereby amended by replacing the text therein with the following:

The number of Trustees constituting the Board shall be as fixed from time to time by a written instrument signed, or by resolution approved at a duly constituted meeting, by at least 66 2/3% of the Trustees. Subject to any retirement policy adopted by the Trustees, each Trustee shall hold office until his or her successor is elected or the Trust terminates, except that (a) any Trustee may resign by delivering to the other Trustees or to any Trust officer a written resignation effective upon delivery or a later date specified therein; (b) any Trustee may be removed with or without cause at any time by a written instrument signed by at least 66 2/3% of the other Trustees, specifying the effective date of removal; and (c) if required by Section 16(c) of the 1940 Act, any Trustee may be removed at any meeting of the Shareholders by a vote of at least 66 2/3% of the Outstanding Shares. Except to the extent expressly provided in a written agreement with the Trust, no Trustee resigning and no Trustee removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal. Notwithstanding any provision to the contrary contained in this Declaration of Trust, this Section 1 may not be amended to reduce the percentage vote required to change the number of Trustees or to remove a Trustee without the approval of at least 66 2/3% of the Trustees.

3. Section 2 of Article VII is hereby amended by replacing the text therein with the following:

(a) Each of the Trust’s Trustees and officers (including persons who serve at the Trust’s request as directors, officers or Trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) who are not employees or officers of any investment adviser to the Trust or any affiliated person thereof and its chief compliance officer, regardless of whether such person is an employee or officer of any investment adviser to the Trust or any affiliated person thereof, and each of its other Trustees and officers (including persons who serve at the Trust’s request as directors, officers or Trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (i.e., those who are employees or officers of any investment adviser to the Trust or any affiliated person thereof) the indemnification of whom shall have been approved by the Trustees (hereinafter referred to as a “Covered Person”) shall be indemnified and held harmless by the Trust to the fullest extent authorized by applicable law, as the same may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Trust to provide broader indemnification rights than the law permitted the Trust to provide prior to such amendment) against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, any expenses of establishing a right to indemnification under this Section, and counsel fees reasonably incurred by any Covered Person, in connection with the defense or disposition of any pending, threatened, or contemplated action, suit or other proceeding, whether civil, criminal or administrative proceedings, formal or informal regulatory investigations or inquiries, or other proceedings, including appeals, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise (including, without limitation, as a witness) or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a Trustee or officer or by reason of his or her being or having been such a Covered Person except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. To the maximum extent permitted by applicable law, expenses, including counsel fees, so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties) shall be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Section, provided, however, that either (a) such Covered Person shall have provided appropriate security for such undertaking, (b) the Trust shall be insured against losses arising from any such advance payments or (c) either a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a full trial type inquiry) that there is reason to believe that such Covered Person will ultimately be found entitled to indemnification under this Section. For purposes of the determination or opinion referred to in clause (c), the majority of disinterested Trustees acting on the matter or independent legal counsel, as the case may be, shall afford the Covered Person a rebuttable presumption that the Covered Person has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

(b) As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication by a court, or by any other body before which the proceeding was brought, that such Covered Person has not acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust or is liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, indemnification shall be provided if (a) approved, after notice that it involves such indemnification, by at least a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter) upon a determination, based upon a review of readily available facts (as opposed to a full trial type inquiry) that such Covered Person has acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and is not liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or (b) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (as opposed to a full trial type inquiry) to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and that such indemnification would not protect such Covered Person against any liability to the Trust to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. Any approval pursuant to this Section shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this Section as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Trust or to have been liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

(c) The right of indemnification and to the payment of expenses prior to any final determination hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Section, the term “Covered Person” shall include such person’s heirs, executors and administrators; and a “disinterested Trustee” is a Trustee who is not an “interested person” of the Trust as defined in Section 2(a)(19) of the Investment Company Act of 1940 (or exempted from being an “interested person” by any rule, regulation or order of the Securities and Exchange Commission) and against whom none of the actions, suits or other proceedings in question or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this Section shall affect any rights to indemnification to which personnel of the Trust, other than Trustees and officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of any such person.

The rest of the Declaration of Trust remains unchanged.

The foregoing amendment is effective as of October 9, 2020.

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IN WITNESS WHEREOF, the undersigned has signed this Amendment No. 4 to the Agreement and Declaration of Trust.

/s/ George S. Batejan
George S. Batejan	Catherine James Paglia

Date: October 2, 2020	Date:

/s/ Kathleen A. Blatz	/s/ Anthony M. Santomero
Kathleen A. Blatz	Anthony M. Santomero

Date: October 4, 2020	Date: October 3, 2020

/s/ Pamela G. Carlton	/s/ Minor M. Shaw
Pamela G. Carlton	Minor M. Shaw

Date: October 2, 2020	Date :October 5, 2020

/s/ Patricia M. Flynn	/s/ William F. Truscott
Patricia M. Flynn	William F. Truscott

Date: October 5, 2020	Date:

/s/ Brian J. Gallagher	/s/ Sandra Yeager
Brian J. Gallagher	Sandra Yeager

Date: October 4, 2020	Date: October 5, 2020

Registered Agent:	Corporation Service Company
84 State Street
Boston, MA 02109